Exhibit 10.6
1660 Wynkoop St., Suite 1000
Denver, Colorado 80202-1132
(303) 573-1660
FAX (303) 595-9385
www.royalgold.com
Email: royalgold@royalgold.com
February 28, 2007
Private & Confidential
Mr. Mark Kucher
Chairman
Battle Mountain Gold Exploration Corp.
One East Liberty Street
Sixth Floor, Suite 9
Reno, Nevada 89504

Re:	One Year Bridge Facility for Battle Mountain Gold Exploration Corp.
And BMGX (Barbados) Corporation
Dear Mr. Kucher:
     Royal Gold, Inc. (“Royal”) is willing to provide Battle Mountain Gold Exploration Corp. (“BMGX”) and BMGX (Barbados) Corporation (“BBC”) a secured one year bridge facility for the repayment of certain bridge funding already in place, for the partial prepayment of certain debt obligations, and for the acquisition of specified royalty interests on the terms and subject to the conditions set forth in this letter agreement and in the US $20.0 Million Bridge Loan Term Sheet attached to and by this reference incorporated into this letter agreement (“Term Sheet”). BMGX and BBC may accept this offer of finance at any time prior to 5:00 PM PST on Wednesday, February 28, 2007, by executing duplicate original copies of this letter agreement and returning one fully executed original to Royal.
General Characteristics of Bridge Facility
     The $20.0 Million Bridge Term Loan (the “Facility”) shall be a one-year term loan available (subject to certain conditions in the final documentation) in up to four advances totalling, in the aggregate, up to US $20 million. Proceeds from the Facility may be used only for the purposes specified in the Term Sheet. The amount available under the Facility may be reduced from US $20 million to US $15 million upon the occurrence of the event specified under “Facility Amount” in the Term Sheet. Advances under the Facility shall bear interest at twelve (12) month LIBOR plus three percent (3%). Interest shall accrue and be paid, with the outstanding principal, in cash 365 days from the Closing Date, which shall be March 9, 2007 or such other date as the parties shall agree in writing.

     Royal shall have the right at any time to convert all principal, interest or other expenses due into common shares of BMGX at the conversion price specified under “Conversion Option” in the Term Sheet.
     The Facility and all obligations of BMGX and BBC shall be secured by a second ranking security interest in the assets of BMGX and BBC, ranking only behind the existing Gold Facility Agreement between BMGX and Macquarie Bank Limited in terms of priority. However, upon completion of certain prepayments specified under “Security” in the Term Sheet, Royal shall be granted a first priority perfected security interest in certain royalty interests to be acquired in whole or in part with proceeds from the Facility, as set forth under “Security” in the Term Sheet.
     The Facility shall include representations, warranties, affirmative and negative covenants, events of defaults, indemnifications and other provisions customary for transactions of this type, including but not limited to those set forth in the Term Sheet.
Definitive Documentation
     The “Definitive Documentation” for the Facility is anticipated to include:
•	a Bridge Term Loan Agreement between BMGX, BBC and Royal;

•	a Deposit Account Control Agreement between BMGX, BBC, Royal and BMGX’s bank in respect of the proceeds account described under “Royalty Proceeds Account” in the Term Sheet;

•	an intercreditor agreement between BMGX, BBC, Royal, IAMGOLD and Macquarie Bank Limited;

•	a subordination agreement between BMGX, Royal and IAMGOLD; and

•	such mortgages, other security documents or other documents as may be necessary to effect the transactions contemplated in this Letter Agreement and the Facility and to create and perfect security interests in the assets and royalty interests held by BMGX and its affiliates, as described under “Security” in the Term Sheet.
Schedule
     Immediately following acceptance of this offer of finance as provided herein, Royal, BBC and BMGX shall work expeditiously and in good faith to execute and deliver the Definitive Documentation on or before the Closing Date. Royal, BBC and BMGX anticipate funding the first advance on March 22, 2007.
Information
     Each of BBC and BMGX hereby represents and warrants that (i) all information concerning BMGX and BBC or any of their subsidiaries that has been or will be made available to Royal or any of Royal’s representatives, subsidiaries or affiliates is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement contained therein not misleading in light of the circumstances under which such statements are made and (ii) all financial projections concerning BMGX or BBC that have been or will be made available to Royal have been prepared or will be prepared in good faith based upon reasonable assumptions at the time they were made. You agree to supplement, or cause to be supplemented, the information provided to Royal as described above from time to time until the Closing Date.
Complete Agreement
     This letter agreement constitutes the complete agreement between the parties with respect to Royal’s provision of the Facility to BMGX and BBC. This letter agreement, together with the Term Sheet, is intended to constitute legally binding and enforceable obligations of the parties, subject to execution and delivery of Definitive Documentation, which when executed and delivered shall supersede and replace this letter agreement in all respects and for all purposes. In the event the Definitive Documentation is not executed and delivered prior to March 22, 2007, then Royal nonetheless shall fund in accordance with the Term Sheet and Royal, BBC, and BMGX shall continue to work diligently toward a closing on the Definitive Documentation at the earliest possible date.
Termination
     If not accepted by BMGX and BBC in the manner provided herein at or before 5:00 PM PST on February 28, 2007, this offer of finance shall expire and, in the absence of bad faith, neither party shall have any duty or obligation to the other. If BMGX and BBC desire to accept this offer of finance but are unable to do so because Macquarie Bank Limited has not consented to the transactions contemplated herein, then Royal, BMGX and BBC shall negotiate in good faith a reasonable extension to the foregoing deadline, and the same deadline set forth in paragraph 9 of the letter of intent between Royal and BMGX dated February 24, 2007 (the “Letter of Intent”) shall be amended accordingly. If this offer of finance shall expire without timely acceptance:
•	the provisions of the Nondisclosure Agreement between Royal and BMGX dated February 21, 2007, as amended from time to time (the “Nondisclosure Agreement”), shall continue in full force and effect in accordance with its terms; but

•	the Letter of Intent shall terminate in accordance with paragraph 9 thereof in the absence of bad faith or breach of paragraph 5 thereof.
Indemnification
     BBC and BMGX agree to indemnify and hold harmless Royal and each of its respective affiliates, directors, officers, employees, partners, representatives and and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) for any loss, action, suit, damages, expenses, liability or claim of any kind or nature to which such Indemnified Party may become subject with respect to the execution, delivery, enforcement and performance of this letter agreement or the Definitive Documentation.

Confidentiality
     Royal and BMGX ratify and confirm, and agree to continue to be bound by, the terms and conditions of the Nondisclosure Agreement.
Applicable Law
     This letter agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to the conflict of laws provisions thereof.
Confirmation of Acceptance
     If the terms and conditions of finance set out in this letter agreement and the Term Sheet are acceptable to you, please indicate your acceptance by signing duplicate original copies of this letter and returning one fully-executed original to us.

Very truly yours, ROYAL GOLD, INC.
By:	/s/ Tony Jensen
Tony Jensen
President and Chief Executive Officer

Accepted for and on behalf of Battle Mountain Gold Exploration Corp.

By:	/s/ Mark D. Kucher

Mark D. Kucher
Chairman
Date:	February 28, 2007
Accepted for and on behalf of BMGX (Barbados) Corporation

By:	/s/ Mark D. Kucher

Mark D. Kucher President
Date:  February 28, 2007

BMGX (Barbados) Corporation
a subsidiary of
Battle Mountain Gold Exploration Corp.
US$20.0 million Bridge Loan Term Sheet
February 2007

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Co – Borrowers:	BMGX (Barbados) Corporation (“BBC”) and Battle Mountain Gold Exploration Corp. (“BMGX”) on a joint and several basis

Lender:	Royal Gold, Inc., a Delaware corporation

Facility:	A term loan available in up to four draws

Purpose:	To part finance (i) the acquisition of the 2% NSR royalty on gold and silver production from the Dolores project (the “Dolores Royalty II”) for cash consideration of not more than US$9,450,000, (ii) the acquisition of a royalty interest in Interest A for cash consideration of not more than US$5,000,000 (the “Interest A Royalty”), (iii) the acquisition of a royalty interest in Interest B for cash consideration of not more than US$3,500,000 (the “Interest B Royalty”), (iv) the prepayment of the Gold Facility Agreement for which advances under the Facility shall not be more than US$600,000 and (v) the repayment and cancellation of the US$4,000,000 Bridge Finance Facility Agreement, between Battle Mountain Gold Exploration Corp. and 1212500 Alberta Ltd., as Borrowers, and Macquarie Bank Limited, as Bridge Lender, dated April 25, 2006 (the “Bridge Loan”), which payment may include accrued interest of up to US$450,000, provided, however, that the Borrower may not use the Facility for the purpose outlined in (iv) or (v) above until after, or simultaneously with, the closing of the Dolores Royalty II acquisition.

Facility Amount:	Up to US$20,000,000, provided, however, that to the extent the acquisition of Interest A Royalty has not been completed by March 31, 2007 (the “Transition Date”), the available Facility Amount will be reduced to US$15,000,000.

Interest Rate:	Advances under the Facility shall bear interest at twelve (12) month LIBOR plus 3%. LIBOR shall be determined with reference to the quote contained in the Wall Street Journal on the date of the giving of a Notice of Borrowing.

Default Rate:	Upon the occurrence and continuation of a Default or Event of Default, advances under the Facility shall bear interest at an interest rate of the Interest Rate plus 2% per annum.

Interest Payments:	Interest payable under the Facility shall accrue and be paid in cash on the Maturity Date, unless paid prior to the Maturity Date as the result of a Mandatory Prepayment.

Maturity Date:	365 days from the Closing Date

Amortization:	All amounts outstanding under the Facility shall mature on the Maturity Date. Any amounts repaid under the Facility may not be re-borrowed.

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Security:	The Facility shall be secured by a second ranking security interest in the assets of the Borrowers, ranking only behind the Gold Facility Agreement in terms of priority. However, upon completion of the Initial Gold Facility Prepayment and the Secondary Gold Facility Prepayment, the Lender shall be granted a first priority perfected security interest in the Dolores Royalty II, the Interest A Royalty, the Interest B Royalty and the Royalty Proceeds Account.

Royalty Proceeds Account:	Upon completion of the Initial Gold Facility Prepayment and the Secondary Gold Facility Prepayment, the Borrowers will establish a proceeds account into which royalty payments from the Dolores Royalty II, the Interest A Royalty and the Interest B Royalty must be deposited.

Mandatory Prepayments:	To the extent the Facility Amount has been reduced due to a failure to complete the acquisition of the Interest A Royalty by the Transition Date, any advances in excess of US$15,000,000 shall be repaid within five business days of the Transition Date.

Advances under the Facility shall be subject to mandatory prepayments as follows:
(a)	100% of the net proceeds received from any debt issuance by the Borrowers;

(b)	100% of the net proceeds received from any equity issuance by the BMGX;

(c)	100% of the net proceeds received from any permitted asset sale by the Borrowers. and

(d)	100% of any proceeds received in the Royalty Proceeds Account.

Net proceeds shall be defined as gross proceeds received less (i) all costs and expenses associated with the issuance of capital securities or the sale of assets and any mandatory prepayment and (ii) all mandatory prepayments required under the Gold Facility Agreement. Mandatory Prepayments shall first be applied to accrued but unpaid interest and then to principal.

To the extent the Definitive Merger Agreement has not been executed within the timeframe contemplated by the Letter of Intent, and the deadline for execution has not been extended, or the Lender and BMGX terminate discussions regarding the Definitive Merger Agreement, BMGX shall make a mandatory prepayment in an amount equal to the net proceeds available in the Escrow Account, net of estimated expenses of this transaction and customary costs and expenses associated with the equity issuance.

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Conversion Option:	The Lender shall have the right at any time to convert all principal, interest or other expenses due into common shares of the Guarantor at a conversion price of US$0.60 per share, provided, however, that if the Definitive Merger Agreement has not been executed within the timeframe contemplated by the Letter of Interest, and the deadline for execution has not been extended, or the Lender and BMGX terminate discussions regarding the Definitive Merger Agreement, the Lender shall have 45 days after such termination to exercise its conversion option. If not exercised within 45 days of the such termination date, the conversion option shall terminate.

Representations and Warranties:	The Borrowers and their subsidiaries will make customary Representations and Warranties, on the Closing Date and each date on which an advance is requested, including, but not limited to:
(a)	Organization and Ownership: The Borrowers are duly organized and validly existing under the laws of the jurisdictions in which they are incorporated and are qualified to do business in all jurisdictions where the nature of their business or the ownership of their assets so requires. The Borrowers have all requisite power and authority to own or lease their property and carry on their business.

(b)	Financial Condition: The financial statements delivered to the Lender as and when required under the Facility are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Borrowers, all in accordance with GAAP. There are no material liabilities or obligations of any nature whatsoever except as fully disclosed in the financial statements.

(c)	Ownership: The capital of BBC is beneficially owned by BMGX and no other person has a beneficial interest in the shares of BBC, other than an interest created by the security documents under the Gold Facility Agreement.

(d)	Authority: The Borrowers have the authority to enter into the financing and security documents associated with the Facility.

(e)	Binding Agreement: Each financing and security document executed in connection with the Facility has been duly authorized and executed and constitutes a valid and binding obligation enforceable against the Borrowers.

(f)	No Conflicts: The execution and delivery of the documentation associated with the Facility do not conflict with or violate the terms of the Gold Facility Agreement or any other agreement of the Borrowers.

(g)	Consents and Approvals: All consents and approvals that are necessary for the execution and delivery of the financing and security documents and the performance of the Borrowers of their obligations under the Facility shall be in full force and effect, including, for the avoidance of doubt, all consents and approvals required under the Gold Facility Agreement and the IAMGOLD Debenture.

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(h)	Litigation: Except as disclosed to the Lender, there are no material actions, suits or proceedings against, or to the knowledge of the Borrowers, threatened against the Borrowers or their properties.

(i)	Immunity: The Borrowers have no immunity from jurisdiction of any court or from any legal process.

(j)	Title to Royalties: The Borrowers have good title to their royalty interests and have duly registered the royalty agreement in the local jurisdiction as necessary or desirable under local law.

(k)	Taxes: The Borrowers have filed or caused to be filed all material tax returns required to be filed and have paid all taxes shown to be due and payable on such returns. There are no material disputes pending or threatened against the Borrowers.

(l)	No Default: No Default or Event of Default has occurred and is continuing.

Affirmative Covenants:	The Borrowers, and their subsidiaries, agree to enter into covenants customary for transactions of this type, until the obligations under the Facility have been paid in full and the commitments terminated, including but not limited to:
(a)	Information: The Borrowers will provide to the Lender all reserve, operating and projected technical and financial information provided to them by the operators of the properties in which either party owns a royalty interest. The Borrowers will, within five business days of receipt, provide to the Lender all supporting statements provided by the operators of the properties in which either party has a royalty interest that accompany any royalty payment.

(b)	Financial Statements: The Borrowers will provide quarterly income, balance sheet and cash flow statements for the first three fiscal quarters of each year within 45 days of each quarter end and will provide an annual income, balance sheet and cash flow statement to the Lender within 90 days of each fiscal year end. All annual financial statements issued by BMGX shall be audited in accordance with GAAP by a recognized international accounting firm.

(c)	Notices of Extraordinary Events: The Borrowers will provide notices of any material event, including (i) any Default or Event of Default, (ii) any litigation, arbitration or governmental proceeding affecting its operations or the properties on which a royalty interest is held, and (iii) any default or termination of any material contract, including, without limitation any royalty contract or the Gold Facility Agreement.

(d)	Existence: The Borrowers will take all steps necessary to maintain their existence and to continue their current business.

(e)	Maintain Royalty Interests: The Borrowers shall take all action required to maintain its royalty contracts as validly existing, fully registered with the mining or other public registries, and

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legalized and notarized (where required) in their local jurisdiction.

(f)	Payment of Taxes: The Borrowers will ensure that all mining taxes, withholding taxes and other taxes applicable to all royalty interests are paid and discharged as and when they become due. The Borrowers shall gross up any interest or principal payment made to the Lender for any withholding tax associated with such payment.

(g)	Compliance with Law: The Borrowers shall comply with all laws, rules and regulations applicable in the jurisdictions in which they operate.

(h)	Gold Facility Prepayments: BMGX shall use reasonable commercial efforts to complete the Initial Gold Facility Prepayment and the Secondary Gold Facility Prepayment within three (3) months of the initial advance under the Facility and take all action necessary to facilitate the exercise of common share warrants.

Negative Covenants:	The Borrowers, and their subsidiaries, agree to enter into covenants customary for transactions of this type, until the obligations under the Facility have been paid in full and the commitments terminated, including but not limited to:
(a)	Asset Sales: The Borrowers may not sell or transfer any royalty contract or interest, including sales or transfers to affiliates, parent entities or subsidiaries.

(b)	Limitations on Indebtedness: The Borrowers may not incur additional indebtedness of any kind, unless the proceeds from such issuance are used to make a required Mandatory Prepayment under the Facility.

(c)	Limitations on Liens: The Borrowers may not incur or suffer to exist any lien on its assets, other than existing liens associated with the Gold Facility Agreement and the IAMGOLD Debenture and liens created under the Facility.

(d)	Limitation on Dividends: The Borrowers shall not make any cash dividend payment, subordinated interest or debt payment or any common share repurchase payment, provided, however, that the BBC may make dividend payments to BMGX.

(e)	Limitation on Issuance of Securities: Prior to execution of the Definitive Merger Documentation, the Borrowers shall not issue any additional securities, including without limitation, removing any securities from the escrow account established with Jones, Gable & Co. in connection with BMGX’s sale of common stock (the “Escrow Account”).

(f)	Amendment to Material Contracts: The Borrowers may not amend any material contract, including, without limitation, royalty contracts or the Gold Facility Agreement without the prior written approval of the Lender, provided, however, that the Gold Facility Agreement may be amended without Lender approval if the amendments do not increase the loan amount,

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increase the applicable interest rates or accelerate the scheduled amortization of the loan. For the avoidance of doubt, Lender approval shall not be required for any acceleration of the scheduled amortization under the Gold Facility Agreement as a result of the existing terms and conditions of that facility, including the making of mandatory prepayments and any exercise by Macquarie of its right of offset.

(g)	Amendments to Organizational Documents: The Borrowers shall not amend their by-laws or other organizational documents.

(h)	Use of Proceeds: The Borrowers may not use proceeds advanced under the Facility other than as outlined under Purpose above.

(i)	Arms Length Transactions: The Borrowers shall not undertake any transaction with a related party unless such terms are no less favorable than those that could be obtained in a transaction with a third party.

(j)	Subsidiaries: The Borrowers shall not establish any new subsidiaries or affiliates.

(k)	Hedging: The Borrowers may not undertake any metal hedging transactions, including forward sales, options, gold loans or any other instrument that fixes, caps or otherwise limits the future metal prices to be received from the future royalty payments.

Events of Default:	The Facility shall include customary Events of Default, including the following:
(a)	Payment Default: Failure to pay principal or interest when due;

(b)	Representations and Warranties: Representations and warranties made by the Borrowers are false or misleading when made;

(c)	Covenants: The breach of any covenant or other obligation under the Facility;

(d)	Cross Default: A cross default to all indebtedness of the Borrowers or the Guarantor, except for the Gold Facility Agreement;

(e)	Judgments: Any judgment for the payment of money in excess of US$250,000 that remains unstayed on appeal, undismissed or undischarged within 60 days.

(f)	Project Suspension: The projects associated with the Dolores Royalty II, the Interest A Royalty or the Interest B Royalty are abandoned or placed on care and maintenance for a period of in excess of 90 days.

(g)	Project Agreement Default: Any default occurs under any royalty contract in which the Borrowers have an interest.

(h)	Security Interest Invalid: Any security interest granted to Lender is determined to be not valid, perfected or having the priority agreed upon at the Closing Date.

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(i)	Attachment of Collateral: A person other than the Lender attaches or institutes proceedings to attach all or any part of the collateral securing the Facility.

(j)	Change in Control: Any person, other than BMGX in the case of BBC, shall own more than 25% of the outstanding common shares of the Borrowers, other than the Lender.

Conditions Precedent:	The conditions to the Closing Date shall include:
(a)	The execution and delivery of the financing and security documentation associated with the Facility;

(b)	The receipt, by either Borrower, as appropriate, of the required consents and approvals required under the Bridge Loan, the Gold Facility Agreement and the IAMGOLD Debenture and Lender’s satisfaction with the terms and conditions of such approval.

The conditions to the initial advance shall include, but not be limited to:

(a)	The receipt of satisfactory legal opinions,

(b)	The execution and delivery of the Definitive Merger Documentation,

(c)	The execution of satisfactory intercreditor agreements with Macquarie Bank Limited and IAMGOLD,

(d)	Validity of the Representations and Warranties,

(e)	No Default or Event of Default exists,

(f)	There has been no material adverse change in the condition (financial or otherwise), business, operations, performance or prospects of the Borrowers nor has there been any material adverse change to the ability of the Borrowers to repay its obligations under the Facility as and when due or in the security interests created under the Facility.

(g)	Receipt by the Lender of a Notice of Borrowing not less than three business days prior to the proposed funding date of the advance.

The conditions to each subsequent advance under the Facility shall include:
(a)	Validity of the Representations and Warranties,

(b)	No Default or Event of Default exists;

(c)	There has been no material adverse change in the condition (financial or otherwise), business, operations, performance or prospects of the Borrowers nor has there been any material adverse change to the ability of the Borrowers to repay its obligations under the Facility as and when due or in the security interests created under the Facility.

(d)	Receipt by the Lender of a Notice of Borrowing not less than three business days prior to the proposed funding date of the advance.

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To the extent advances under the Facility are intended for the acquisition of the Dolores Royalty II, the Interest A Royalty or the Interest B Royalty, the Borrowers shall provide documentation evidencing the closing of the transaction.

To the extent advances under the Facility are intended to repay the Bridge Loan, the Borrowers shall provide evidence of the cancellation and termination of that agreement.

Amendments and Waivers:	The documentation associated with the Facility may not be amended, modified or waived without the prior written consent of the Lender and the Borrowers.

Assignment:	The Borrowers may not assign the obligations under the Facility. The Lender may assign its rights and obligations under the Facility with the consent of the Borrowers, such consent not to be unreasonably withheld.

Indemnity:	The Borrowers agree to indemnify and hold harmless the Lender for any loss, liability or claim with respect to the execution, delivery, enforcement and performance of the financing and security documentation.

Costs and Expenses:	Each party shall bear their own costs and expenses associated with the establishment of the Facility.

Definitions:

Closing Date:	March 9, 2007 or such other date as the parties shall agree in writing.

Default	means any event, which with the passage of time or the giving of notice, or both, would constitute an Event of Default.

Definitive Merger Documentation:	means the Definitive Agreement as that term is defined in the Letter of Intent dated February 24, 2007 between Royal Gold, Inc. and Battle Mountain Gold Exploration Corp. (the “Letter of Intent”)

Gold Facility Agreement:	means the gold facility agreement between 1212500 Alberta Ltd, as Facility User, Battle Mountain Gold Exploration Corp., as Guarantor and Macquarie Bank Limited, as Facility Provider, dated April 25, 2006.

IAMGOLD Debenture:	means the debenture issued to IAMGOLD, dated April 25, 2006, in the amount of US$2 million, which shall be subordinated to the obligations of the Borrower and the Guarantor under the Facility.

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Initial Gold Facility Prepayment:	means the prepayment of the May 2007, August 2007 and November 2007 gold deliveries under the Gold Facility Agreement.

Interest A:	means the interests described in Section 1 of Schedule A to the February 21, 2007 Nondisclosure Agreement between the Guarantor and the Lender

Interest B:	means the interests described in Section 4 of Schedule A to the February 21, 2007 Nondisclosure Agreement between the Guarantor and the Lender.

Macquarie Proceeds Account:	means the Proceeds Account as that terms is defined in the Gold Facility Agreeement.

Secondary Gold Facility Prepayment:	means the prepayment of the February 2008 and May 2008 gold deliveries under the Gold Facility Agreement from proceeds received from the exercise of common share warrants.